Exhibit 99.2

 MANAGEMENT DISCUSSION SECTION
Operator: Greetings, and welcome to the Endologix Incorporated First Quarter 2010 Earnings Conference Call. At this time all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Mr. Nick Laudico of The Ruth Group. Thank you, Mr. Laudico. You may begin.
Nick Laudico, Senior Vice President, Investor Relations, The Ruth Group
Thanks, operator. And thanks everyone for participating in today’s call. Joining me from the Company are John McDermott, President and Chief Executive Officer; and Bob Krist, Chief Financial Officer. This call is also being broadcast live over the Internet at www.endologix.com and a replay of the call will be available on the Company’s website for 30 days.
Before we begin, I’d like to caution listeners that comments made by management during this conference call will include forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve material risks and uncertainties. For discussion of risk factors, I encourage you to review the Endologix Annual Report on Form 10-K and subsequent reports as filed with the Securities and Exchange Commission.
Furthermore, the content of this conference call contains time sensitive information that is accurate only as of the date of the live broadcast April 22, 2010. Endologix undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this call.
That said, I’d like to turn the call over to John McDermott.
John McDermott, President and Chief Executive Officer
Thanks, Nick. I would like to welcome everyone to the Endologix First Quarter 2010 Conference Call. Joining me on the call today is Bob Krist, our Chief Financial Officer, who’ll provide an overview of our financial results following my comments.
We had a very good start to 2010 with total revenue for the first quarter of $14.5 million, up 22% year-over-year. Domestic revenue of $12 million was up 18% year-over-year, and 11% sequentially. Internationally, our distribution partners continued their growth leading to 49% year-over-year growth on sales of $2.5 million for the quarter.
We’re particularly pleased with the 11% sequential growth in domestic sales which was consistent with our guidance to grow domestic sales sequentially in the first quarter and demonstrates our ability to withstand increased competitive activity and continue to capture market share. We attribute these results to the caliber of our sales organization and the clinical advantages of our products.
Later this month a new article is expected to be published in a peer-reviewed journal that examines the results from anatomical fixation in all three of our FDA clinical studies. We’ll provide more details when the article publishes, but what I can tell you is the data on anatomical fixation continues to be very compelling.
Switching now to the sales force. At the end of the first quarter we had a total of 54 sales representatives, up from 51 at the end of 2009. During the quarter we hired three very talented

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individuals with strong physician relationships in their representative markets. These new reps have begun our comprehensive sales training program which typically takes around six months to complete. We’ve been very pleased with the number of highly qualified candidates interested in joining the Endologix team and are on track to fill the targeted new sales territories by the end of the year.
During the quarter we also made good progress with our new product pipeline. We’re on schedule with the Powerlink line extensions and expect to launch several new sizes during the second half of 2010.
Last week we announced the first patient enrollment in our PEVAR clinical trial. The procedure was performed by Dr. Jim Melton at Oklahoma Heart Hospital, and we expect the other clinical sites to begin enrolling soon. We anticipate that it’ll take approximately one year to complete enrollment, so we’re targeting approval in the first half of 2012. The study includes 20 sites across the country, approximately half of which are new physician customers.
We also continue to move forward with our other new product initiatives including a lower profile AAA system, a fenestrated graft, and a thoracic device. We’re making progress with each of these programs and look forward to providing further updates later in the year.
Before turning the call over to Bob, I’d like to give a quick update on the patent litigation with Cook. While the case is currently stayed, we believe it’s likely that the stay will be lifted during the second quarter, and we will start discovery sometime this summer. We continue to believe that we have a very strong defense against the alleged claims, and we have the necessary resources to vigorously defend our position. This dispute will not distract us from our focus on new product development and sales growth.
Lastly, I’d like to inform everyone that we will be exhibiting at the Society for Vascular Surgery meeting in Boston from June 10 to the 13th. We will also be presenting at the Jefferies Global Life Sciences Investor Conference in New York just prior to the SVS. We look forward to meeting with many of you at these events.
I’ll now turn the call over to Bob.
Robert J. Krist, Chief Financial Officer and Secretary
Thanks, John, and good afternoon to all. Today I will provide an overview of our key financial results and metrics for the first quarter of 2010. Total revenue increased by 22% year-over-year to $14.5 million in the first quarter, driven by sales force productivity, additional sales territories, and overall growth in international markets. During the first quarter, the number of covered sales territories increased by 8% compared to the first quarter of 2009, and average sales dollars per territory increased by 10%.
International sales growth in the first quarter was driven by the initial rollout of IntuiTrak in certain European and South American markets. And as John mentioned, domestic sales grew sequentially by 11%, and total sales grew sequentially by 6%.
Gross margin improved to 77% for the first quarter from 75% in the prior year quarter, driven by new products and an overall lower cost per unit sold.
Operating expenses for the first quarter increased by 13% year-over-year, compared with the 22% year-over-year revenue growth. The principal driver of the expense growth was our planned increased product development investment in R&D. In fact, G&A expense was flat to the prior year,

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and sales/marketing expense increased by 5%. There were 54 sales territories at quarter-end compared to 51 at the start of the year.
The combined effect of the 22% growth in sales, the improved gross margin, and the positive leverage on the operating expense line was a loss in the first quarter of 2010 of $225,000, or ($0.00) per share compared with a loss of 1.2 million, or $0.03 per share in the first quarter of 2009.
During the first quarter we used 1.5 million in cash, and we ended the quarter with 22.6 million available. We also have $10 million available on our line of credit, and no currently outstanding bank debt. During the quarter we paid 2009 annual performance bonuses and increased our working capital investment in support of sales growth, which resulted in the reduction in cash.
Accounts receivable days outstanding including both domestic and international accounts was 53 days at quarter-end, equal to the DSO at year-end. And inventory turnover moved to 2.3 turns at quarter-end versus 2.4 turns at year-end.
We expect to generate sufficient positive cash flow from operations for the full year 2010, which will fully fund our investments in the sales force expansion and in our new product pipeline. We continue to have a strong financial position and we are confident we have the resources needed to execute our long-term growth strategy.
And turning to our guidance for the full year 2010, and based on our actual results in the first quarter, we are reiterating our guidance for revenue in the range of 62 to $66 million, and 18 to 26% increase over 2009. We also continue to expect to achieve positive earnings per share on a GAAP basis. This EPS guidance assumes planned investments in the sales force expansion, research and development, and the PEVAR clinical study, but excludes the potential impact of legal expenses in connection with our pending patent claim and any acquisitions or other business development transactions.
Based on the timing of new product launches and continued improvement in sales force productivity, the majority of our growth in 2010 is expected to occur in the second half of the year. So with that, I will turn the call back to John.
John McDermott, President and Chief Executive Officer
Thanks, Bob. Overall, we’re pleased with our first quarter financial results, which strengthen our conviction in our 2010 full year guidance. For the balance of the year we expect continued growth and look forward to rolling out our Powerlink line extensions in the second half. Longer term we’re confident that our investments in the sales force and new product pipeline will create shareholder value as we build a global Company focused exclusively on the treatment of aortic disorders.
With that I’d like to open the call to your questions. Operator?

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 QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] We do have one question coming from the line of Mr. Bob Poole with Bricoleur Capital. Your line is now open. You may proceed with your question.
<Q – Robert Poole>: Hey, guys, congratulations on a real nice quarter.
<A – John McDermott>: Thanks, Bob.
<Q – Robert Poole>: I wish that all of my companies said they were going to be up and then actually were up 11%. That would be great. Okay. So a few housekeeping items. Bob, I’m sorry, stock-comp in the quarter and then the various components; could you give me that?
<A – Robert Krist>: Okay. Why don’t you go on with the second part of your question, while I dig that out, and I’ll respond you here in just a moment?
<Q – Robert Poole>: Okay. John, is it possible now to say what you think the impact plus and minus of Obamacare as you know it will be?
<A – John McDermott>: Not with great precision, of course. Longer term our general outlook is that it’s going to be tougher to get price. I would say we expect in the future pricing increases to become more challenging, but the general view is that with more patients having healthcare coverage that more aneurysms are going to get diagnosed. So we think at least in our segment of the healthcare market that the procedure growth should continue.
<Q – Robert Poole>: Okay. And I forget where they came out on tax versus fee versus whatever. How did that come out and would it be correct that your tax loss carry forwards wouldn’t be any good against the tax that is contemplated?
<Q – Robert Poole>: Right, Bob. This I believe will be structured as an excise tax, so not form of an income tax. It will be assessed against revenue at a rate, I believe, of 2.3% beginning in 2013. And my current understanding is that would be an expense, however, that would be tax deductible.
<Q – Robert Poole>: That’s real helpful. Bob, thank you.
<A – Robert Krist>: And, Bob, while I’ve got the line, I’ll give you the information on the stock-based compensation.
<Q – Robert Poole>: Right.
<A – Robert Krist>: The total impact in first quarter 2010 was 675,000. It was 359,000 on the G&A line, 236,000 on the marketing and sales line, and 77,000 on research, development and clinical, with an additional 2,000 which was charged to cost of sales.
<Q – Robert Poole>: Okay. And then just finally, I did see the – I came up with slightly different days receivables numbers than you did, Bob, but will not debate that. But it does seem like receivables were up some in dollars, up 1.4 million from the end of last quarter. Would that be a reflection of the business ramping up as you went through the quarter?
<A – Robert Krist>: Yes, it would.
<Q – Robert Poole>: All right. That’s all I have for now. Thank you.
Operator: Thank you. Our next question is coming from the line of Mr. Sean Lavin with Lazard Capital Markets. Your line is now open. You may proceed with your question.

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<Q – Sean Lavin>: Thank you. First, congratulations on the excellent quarter.
<A – Robert Krist>: Thanks, Sean.
<Q – Sean Lavin>: Sure. My first question has to do with the large neck market, and I was wondering if you could maybe comment a bit on what you’re seeing there. I know in the past quarters, Gore launched a product. And is it fair to assume with the U.S. result you put up that you’re beginning to take some of those cases back?
<A – John McDermott>: Yes, Sean, as we talked about in the past, I think we had some customers that did try the Gore device and some of those came back. But what we’ve seen in our mix of large neck cases over the last several months is they’ve been pretty stable and kind of settled into kind of in the low to mid 30% of our total mix range. Previously they were a little higher than that. But again over the last several months, they’ve kind of settled in and remained relatively stable. So again it gives us conviction that the Gore impact is behind us. And moving forward, we don’t really expect that to be a problem.
<Q – Sean Lavin>: Okay. My second question has to do with sales reps. Could you talk maybe a little bit about the ones you hired last year and if you’re beginning to see them do cases and how you kind of expect them to proceed?
<A – John McDermott>: Yes, so we have seen some nice performances from some of the reps that were hired last year. There’s a mix. There are some guys that are already really gaining traction and others that are getting started; it kind of varies by market. But we are starting to see contributions from them. And even in some cases with our more recent reps, our model has evolved a bit, or the profile, over the last year. And in addition to getting more refined with the people that we’re targeting, which are to have really great relationships in their respective markets, just the quality of the candidates I think has gone up over the past year. As the Company continues to do better and better, we’re attracting more and more talent. So we are seeing some good productivity from the reps that we hired last year.
<Q – Sean Lavin>: All right, that’s all I have. Thank you very much.
<A – John McDermott>: Thanks, Sean.
Operator: Thank you. [Operator Instructions] Our next question is coming from the line of Ms. Jane (sic) [Mr. Gene] Baxter with UBS. Your line is now open. You may proceed with your question.
<Q – Gene Baxter>: John, can you give us a little color on the international sales for the quarter?
<A – Robert Krist>: Let me jump in on that one, if I can, Gene. We introduced the IntuiTrak. We did some stocking orders, 2, $300,000 in Q4, as you recall. And the distributors were in that period working through their remaining Visiflex inventories. So really it was just Q1 where we started to see some impact from cases with IntuiTrak in Europe and South America. And we’ve had good follow-on orders and good growth out of both of those markets. So that’s what drove the 49% year-over-year increase.
<A – John McDermott>: And I could just add to that that we just exhibited for the first time with a more meaningful presence at one of the larger European vascular surgery meetings called the Charing Cross meeting just a couple of weeks ago. And we’re just now really still in the early stages of rolling out IntuiTrak in the European market, and the early feedback’s encouraging.
<Q – Gene Baxter>: Thank you. Good quarter.

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<A – John McDermott>: Thanks.
Operator: Thank you. Our next question is coming from the line of Ms. Cynthia Yee with Piper Jaffray. Your line is now open. You may proceed with your question.
<Q – Cynthia Yee>: Hi, John. Congratulations on a good quarter. I just have two questions, one on the competitive market backdrop. I know you said that the impact from Gore’s large neck launch seemed to stabilize. I guess what I want to know is if you’re gaining more traction in larger centers now that you have the PEVAR trial.
<A – John McDermott>: Yes, I will tell you in the first quarter, Cynthia, if we look at our sales mix, we did see some nice gains relative to our historical mix in larger accounts, some new accounts in larger categories, but also just deeper penetration in existing large accounts. So we did see a nice improvement there relative to our traditional mix in terms of account size.
<Q – Cynthia Yee>: Okay. And just on gross margins, it seems to improve year-over-year and sequentially again. I’m just wondering kind of where you see gross margins kind of topping out?
<A – Robert Krist>: Well, I’ll tackle that one, Cynthia. I would say, given our expectation of continuing unit sales growth, we do have an opportunity to continue to benefit from the effect of spreading our fixed costs, say, from our quality system, the management supervision facility costs, over a larger number of units built.
While that’s a positive factor, further improvement occurs at a diminishing rate. And there will be an offset to some degree by cost inflation on some materials and wage rates going up and so forth. So I would summarize net-net our expectation would be that margins would be stable to perhaps slightly better over the balance of 2010.
<Q – Cynthia Yee>: Okay. And is pricing stable as well or any improvement?
<A – John McDermott>: No, pricing seems to be stable, Cynthia. We haven’t encountered much there. And I don’t think I answered the second part of your first question, which was regarding PEVAR. We just enrolled the first patient here, as you know, just very recently. So I wouldn’t say that the PEVAR study has yet really affected our mix in terms of sales by size of account.
<Q – Cynthia Yee>: Okay. Okay, great. Thank you.
<A – John McDermott>: Welcome.
Operator: Thank you. [Operator Instructions] We have another question coming from the line of Mr. Bob Poole with Bricoleur Capital. Your line is now open. You may proceed with your question.
<Q – Robert Poole>: Hey, John. Could you tell me sort of what you think your sort of total available market is for your product offering sort of today in 2010, and then walk me out over the next couple of years on how you see that total available market expanding as you launch your new products? I think that story’s a pretty important story for at least me to understand. Thank you.
<A – John McDermott>: Yes, so in the market that we currently compete in, Bob, which is the infrarenal AAA market, on a global basis, that’s about an $850-million market. About 570 million of that is in the U.S., which is about 44,000 procedures roughly estimated for 2010.
The way I expect the market to evolve over the next few years is that there’s still – about 15% roughly of the patients that get screened today end up still having to go to surgery because there is inadequate proximal neck. And that’s the segment of the market that we are targeting with our fenestrated stent graft. We forecast out several years from now that what we call the juxtarenal or

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fenestrated market could be upwards of 2 to $300 million out in 2015. So that’ll be a completely incremental segment of the EVAR market that doesn’t exist today.
And then the other shift in the market that we expect to play an important role in is the evolution of the percutaneous EVAR market. Today we estimate that that’s around 10 to 15% of the procedures done. But once there’s a device that’s on-label and there’s a company that can really be driving and promoting that indication, as well as providing physician training programs, I believe that that could easily represent 30 to 50% of the EVAR market. So I would say those are the large market moves that I would expect over the next several years.
<Q – Robert Poole>: And your aortic effort, non-AAA aortic effort, is that something where you think you could have a product in the next 5 years, say, and if so, how large is the market that you’re going after there?
<A – John McDermott>: I want to make sure I understand it, when you say our non-aortic...
<Q – Robert Poole>: Yes, I’m sorry non-AAA, non-abdominal aortic.
<A – John McDermott>: Okay.
<Q – Robert Poole>: The thoracic aort- – if you move up the aorta, would you have a product in 5 years or so, and how big is that market?
<A – John McDermott>: Yes, so that – the thoracic market right now is about $250 million and is expected to grow over the next several years up to around 400 million. Again, that market segment would be all incremental to us. I would like to think we would have a product within 5 years certainly outside the U.S. within that timeframe. And in the U.S., will just be a function of the time it takes to get through the clinical and regulatory process.
<Q – Robert Poole>: Great. And that aortic – I’m sorry, the thoracic product would not require a whole new sales force, is that correct?
<A – John McDermott>: No, it’s the exact same customer. So it’s a perfect channel fit for us.
<Q – Robert Poole>: Yes, it is. All right. Thank you, John and Bob. Good luck to you guys.
<A – Robert Krist>: Thanks.
<A – John McDermott>: Thanks, Bob.
Operator: Thank you. There are no further questions at this time. I would now like to turn the floor back over to management for any closing comments.
John McDermott, President and Chief Executive Officer
Well, thank everyone for joining us on the call today and for your support and interest in Endologix. We look forward to updating you on our second quarter conference call in July.
Operator: Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you very much for your participation, and have a wonderful afternoon.

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